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Pricing Supplement dated August 19, 2004 		        Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	 		    File No. 333-113680
Prospectus Supplement dated April 2, 2004)

			TOYOTA MOTOR CREDIT CORPORATION
		   Medium-Term Note, Series B - Floating Rate
________________________________________________________________________________

Principal Amount: $110,000,000		    Trade Date: August 19, 2004
Issue Price: See "Plan of Distribution"	    Original Issue Date: August 25, 2004
Initial Interest Rate:  See "Additional     Net Proceeds to Issuer: $109,934,000
    Terms of the Notes -- Interest"	    Principal's Discount
Interest Payment Period: Quarterly	       or Commission: 0.06%
Stated Maturity Date: August 25, 2006
________________________________________________________________________________

Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
  [X]  Regular Floating Rate Note	      [ ]  Floating Rate/Fixed Rate Note
  [ ]  Inverse Floating Rate Note		    (Fixed Rate Commencement
              (Fixed Interest Rate): 		     Date):
  [ ]  Other Floating Rate Note		    (Fixed Interest Rate):
              (see attached)

  Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
              [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
              [X]  LIBOR       [ ]  Treasury Rate      [ ]  Other (see attached)
                           If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                       [X]  Telerate Page: 3750

  Initial Interest Reset Date: November 25, 2004   Spread (+/-): -0.03%
  Interest Rate Reset Period: Quarterly	           Spread Multiplier:  N/A
  Interest Reset Dates: the 25th of each           Maximum Interest Rate: N/A
     February, May, August and November
  Interest Payment Dates: the 25th of each         Minimum Interest Rate:  N/A
     February, May, August and November            Index Maturity: 3 month
     commencing November 25, 2004		   Index Currency:  U.S. dollars

Day Count Convention:
  [ ]  30/360 for the period from       to
  [X]  Actual/360 for the period from August 25, 2004 to August 25, 2006
  [ ]  Other (see attached)

Redemption:
  [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ]	The Notes may be redeemed prior to Stated Maturity Date.
            Initial Redemption Date: N/A
            Initial Redemption Percentage: N/A
            Annual Redemption Percentage Reduction: N/A

Repayment:
  [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
	Optional Repayment Date(s):
        Repayment Price:     %
Currency:
        Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
        Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
      Total Amount of OID:
      Yield to Maturity:
      Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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			___________________________

		       Citigroup Global Markets Inc.


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			ADDITIONAL TERMS OF THE NOTES

Interest

            The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on August 23, 2004 minus 0.03%.


Plan of Distribution

            Under the terms of and subject to the conditions of a terms agreement under a Distribution Agreement dated April 2, 2004 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. ("Citigroup"), Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated (the "Agreement"), Citigroup, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.94% of their principal amount. Citigroup may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

              Under the terms and conditions of the Agreement, Citigroup is committed to take and pay for all of the Notes offered hereby if any are taken.